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                                                                     EXHIBIT 5.1



                                November  21, 2001

dj Orthopedics, Inc.
2985 Scott Street
Vista, CA 92083



                              dj Orthopedics, Inc.
                8,208,653 SHARES OF COMMON STOCK, $.01 PAR VALUE


Dear Sirs:

         We have acted as counsel to dj Orthopedics, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 8,208,653 shares (the "Shares") of Common Stock, $.01 par value per share, of the Company issuable pursuant to (i) the Fifth Amended and Restated 1999 Stock Option Plan, (ii) the dj Orthopedics, Inc. 2001 Employee Stock Purchase Plan,
(iii) the 2001 Non-Employee Directors' Stock Option Plan and (iv) the dj Orthopedics, Inc. 2001 Omnibus Plan (collectively, the "Plans").

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based upon the foregoing, we are of the opinion that the issuance of the Shares pursuant to the Plans has been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

         We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware. We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 being filed by the Company to register the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,

                                                     /s/ O'Sullivan LLP